AGREEMENT FOR THE SALE AND PURCHASE

OF

THE ENTIRE ISSUED SHARE CAPITAL OF DIGINEX SOLUTIONS (HK) LIMITED

AND

THE ENTIRE ISSUED SHARE CAPITAL OF DIGINEX USA, LLC

AND

THE SOLUTIONS BUSINESS AND CERTAIN ASSETS OF DIGINEX GROUP

15 May 2020

THIS AGREEMENT is dated 15 May 2020 and is made between:

(1) **DIGINEX SOLUTIONS LIMITED**, a company registered in Hong Kong (company number 2655369) whose registered office is at 35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong (the **Equity Seller**);

(2) **DIGINEX LIMITED**, a company registered in Hong Kong (company number 2540890) whose registered office is at 35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong (the **Asset Seller** or **Diginex**);

(3) **PELHAM LIMITED**, a company registered in Hong Kong (company number 2592916) whose registered office is at 2040, 24/F, World-Wide House, 19 Des Voeux Road Central, Central Hong Kong (the **Lender**); and

(4) **RHINO VENTURES LIMITED**, a company incorporated in British Virgin Islands whose registered company number is 2030338, and whose registered office is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands (the **Buyer**);

(5) **DIGINEX SOLUTIONS (HK) LIMITED**, a company incorporated in Hong Kong (company number 2635911) whose registered office is at 35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong (the **Company**); and

(6) **DIGINEX USA, LLC** a Delaware limited liability company who registered office is at 1209 Orange Street, Wilmington 19801 Delaware, USA (**Diginex USA**).

Each of Equity Seller, Asset Seller, Lender, Buyer, Company and Diginex USA are sometimes referred to individually as a "Party" and collectively as the "Parties.

BACKGROUND

The Buyer will purchase, and Equity Seller will sell, the full legal and beneficial interest in 100% of the entire issued share capital of the Company, and simultaneously, the Asset Seller will sell the full legal and beneficial interest in 100% of the entire issued share capital of Diginex USA and sell, transfer and assign (or procure to sell, transfer or assign) the full legal and beneficial interest of all the Assets (as defined below) in relation to the solutions business of the Diginex Group, on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1 Definitions and interpretation

In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 5 apply, unless the context requires otherwise.

2 Agreement to sell the Sale Shares

2.1 Subject to the requirements of clause 2.4 and clause 5.2(a) being met, (i) the Equity Seller shall sell to the Buyer, and the Buyer shall buy from the Equity Seller, the entire issued share capital in the Company and (ii) the Asset Seller shall sell to the Buyer, and the Buyer shall buy from the Asset Seller, the entire issued share capital in Diginex USA.

2.2 Each of Equity Seller and Asset Seller shall sell to the Buyer and the Buyer (relying on the representations, warranties and undertakings contained in this Agreement) shall buy from the Equity Seller and Asset Seller the Sale Shares with full title guarantee and free from all Encumbrances.

2.3 Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion. Furthermore, the Equity Seller and the Asset Seller hereby assign with effect from Completion all its rights to receive any dividend or other distribution (in cash or in kind) which has been declared or resolved to be paid by the Company or Diginex USA at any time prior to the date of this Agreement and which remains outstanding at the time of Completion.

2.4 The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3 Agreement to sell Assets and the Solutions Business of Diginex Group

3.1 The Buyer agrees to acquire and the Asset Seller agrees to sell all of the Asset Seller's right, title and interest, in and to the Diginex IPR listed in Exhibit A of the Agreement to the Buyer by way of transferring and assigning all such right, title and interest in and to Diginex IPR from the Asset Seller to the Company.

3.2 The Asset Seller agrees to release and assist with the transfer to the Company of the employment contracts of the Key Personnel as detailed in Exhibit B.

3.3 The Asset Seller agrees to novate or procures to novate to the Company all its Key Contracts as detailed in Exhibit C.

3.4 The Parties agree to enter into good faith discussions to negotiate an amicable solution if any of the commitments in clause 3.1 to clause 3.3 failed to be accomplished despite reasonable commercial efforts from the Party whose obligation it is.

4 Consideration

4.1 The total consideration for the sale of the Sale Shares and all Assets shall be the payment by the Buyer of USD6,000,000 (**Purchase Price**), which is the sum of (i) USD5,999,999 as the consideration for the purchase of 10,000 shares in the Company (representing 100% issued share capital of the Company) and (ii) USD1 as the consideration for the purchase of 1,000 Class A Units in Diginex USA (representing 100% issued share capital of Diginex USA), in accordance with clause 4.2.

4.2 The Buyer, the Lender, the Asset Seller and the Equity Seller have agreed to offset the debt owed by the Asset Seller to the Lender under the Loan Agreement against Buyer's obligation for payment of the Purchase Price to the Sellers under this Agreement.

4.3 The Lender shall issue and deliver immediately following due performance by the Equity Seller and Asset Seller of all the obligations to be performed under Part A of Schedule 3 (**Completion**), to Diginex a written acknowledgement letter on the repayment of USD6,000,000 of the Loan under the Loan Agreement. As a result, Diginex shall only be required to perform its obligation to make repayment of any remaining outstanding balance of the loan to the Lender under the Loan Agreement and the Buyer shall not be required to perform its obligation to pay any Purchase Price to the Sellers under this Agreement.

4.4 The Sellers agree that debt set-off in accordance with clause 4.3 shall be a good and valid discharge of the Buyer's obligation to pay the Purchase Price.

5 Completion

5.1 Completion shall take place on the Completion Date at the offices of the Sellers or at such other place as the parties may agree in writing.

5.2 On the Completion Date:

(a) the Sellers shall perform their obligations under Part A of Schedule 3 of this Agreement; and

(b) upon fulfilment of the business under (a), the Lender shall perform its obligation under clause 4.3 of this Agreement.

5.3 On and after the Completion Date, the Asset Seller shall perform its obligation under Part B of Schedule 3 of this Agreement.

5.4 The Buyer, the Lender and Sellers agree to execute all documents necessary to conclude Transactions and any other transactions contemplated under this Agreement, including, where applicable, novation or assignments of contracts, operating agreements or other such documents necessary to fulfill the parties' intent.

6 Post-Completion

6.1 The Asset Seller agrees:

(a) to cover business and overhead costs, at present levels, of Key Personnel for 180 days from the date of Completion and these costs shall exclude any new or replacement hires;

(b) subject to Diginex policies, to reimburse any travel, event and marketing expenses for 180 days from the date of Completion but limited to an aggregate of US$50,000;

(c) to assist with other administrative tasks (eg. MPF enrolment, setting up accounting platform) and pay for any third party general accounting services for 180 days from the date of Completion; and

(d) to cover other back office tasks at cost, that will be charged to Pelham Limited on a monthly basis for a further 90 days following the completion of the 180 day period referred to in clause 6.1(a) and (c)

(collectively (a) to (c) are the, "**Overhead Costs**").

6.2 The Overhead Costs will be paid directly by the Asset Seller. If any Overhead Costs remains due and unpaid for more than 30 days for whatever reason, the balance of the unpaid sum owed to the Buyer shall be automatically converted to a loan and added to the outstanding loan balance under the Loan Agreement.

6.3 If the Asset Seller is in default to service any of its liabilities then all unpaid Overhead Costs for the 180 day period will be added immediately to the outstanding loan balance under the Loan Agreement with the Lender.

7 Stamp duty

Each of the Buyer and the Equity Seller shall bear 50% of the stamp duty payable in respect of the sale and purchase of the Sale Shares under this Agreement.

8 The Warranties

8.1 The Equity Seller and the Asset Seller severally warrant and represent to the Buyer that (except as fully and fairly disclosed):

(a) each Warranty set out in paragraphs 1 (*The Sale Shares and Assets*) and 2 (*Powers and Obligations of the Sellers*) of Schedule 2 (*The Warranties*) is true, accurate and not misleading at the date of this Agreement; and

(b) each of the Warranties referred to in clause 8.1(a) above will also be true, accurate and not misleading as at the time immediately prior to Completion and again as at the time of

Completion and agrees that each of such Warranties shall be deemed to be repeated at each such time by reference to the facts and circumstances subsisting at each such time on the basis that any reference in such Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to such time.

8.2 The Warranties shall not in any respect be extinguished or affected by Completion.

8.3 Each of the paragraphs in Schedule 2:

(a) shall be construed as a separate and independent warranty and representation; and

(b) unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this Agreement,

and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

9 Special undertakings

9.1 The Equity Seller and the Asset Seller acknowledge that the Buyer is acquiring the Sale Shares on the basis that as at Completion there is no indebtedness of the Company and Diginex USA, respectively, in the nature of Borrowings towards any person.

9.2 The parties agree that the provisions of Schedule 4 (*Taxation*) shall apply in respect of Tax.

9.3 The Buyer undertakes to grant Diginex Group non-exclusive royalty-free license and rights to use the Diginex IPR until 30th June 2021.

9.4 Subject to the execution of a license agreement between the Company and the Asset Seller in relation to clause 9.3 above, the Company is authorised to apply for registration of the assignment of Diginex IPR (including any deed of assignment executed by the relevant Parties) with the competent Government authority, to make all necessary declarations in connection therewith and to be registered as the true and sole owner of Diginex IPR. The Asset Seller shall execute and deliver to the Company all documents required for the assignment and registration of all Diginex IPR.

9.5 The Buyer undertakes that if the Buyer or any entity controlled or owned by the Buyer or its ultimate beneficial owner, enters into an agreement within 180 days from the date of this Agreement to sell, dispose or transfer wholly or partially 75% or more of the issued share capital of the Company and/or Diginex USA and/or 75% or more of the Assets (including but not limited to Diginex IPR) purchased under this Agreement at a price (**Resale Price**) higher than the Purchase Price, the Buyer will pay 50% of the difference between the Purchase Price and the Resale Price to Diginex (with the profit being calculated pro-rata on the Purchase Price against the percentage of each of the Assets and/or Sale Shares that are resold) within 7 calendar days

from the receipt of Resale Price by the Buyer, and 75% threshold shall not apply in case the Buyer sells all or any part of the Assets or Sale Shares to Tencent Holdings Limited.

9.6 For a period ending on 30th May 2020, Pelham Limited will offer to Diginex shareholders the option to purchase ordinary shares in the Company at a USD6,000,000 valuation, subject to a minimum investment of USD250,000 per investor, subject to the approval by Pelham Limited and, if the shares are oversubscribed, on a Diginex shareholding pro-rated basis per investor.

9.7 For a period of 24 months from the Completion Date, Diginex undertakes not to engage in activities of providing blockchain or technology solutions relating to non-financial services such as those currently undertaken by the Company, and the Company and the Buyer undertake not to engage in activities of providing blockchain or technology solutions relating to financial services such as those currently undertaken by Diginex group companies (other than the Company), which shall include but not limited to capital markets, exchange, custodian, the creation, managing and trading of digital assets and digital securities.

9.8 All Parties shall have the right to originate capital markets mandates. The Company, the Lender and the Buyer will not distribute capital markets mandates themselves and will offer first right of refusal for Diginex to lead a distribution, on a mandate it has originated, on market standard terms. If Diginex does not respond within 15 Business Days to the capital markets mandate introduced by the Company or the Buyer, the Company or the Buyer may to introduce the same capital markets mandate to any third party under the same or substantially similar terms and conditions offered to Diginex.

9.9 The Parties agree that the Key Personnel will have their present Employee Share Option Plan rights with Diginex vested and will retain these without loss until scheduled pay out dates.

9.10 Any revenue received by the Company that relates to work carried out by the Key Personnel or others personnel paid by Diginex during the period of 180 days from Completion Date, will be paid to Diginex.

9.11 Matters disclosed prior to the date of this Agreement shall not in any way exclude, limit or qualify the Buyer's, the Equity Seller's, the Asset Seller's, the Company's or any other Diginex Group member's ability to bring any claim under or recover under clause 9.1 to clause 9.10. Similarly, the fact that the Sellers or any other member of the Diginex Group and/or any of its advisers had knowledge (whether actual, constructive or implied) of the matter giving rise to a claim on or before Completion shall not in any way exclude, limit or qualify the Equity Seller's, Asset Seller's, the Company's or any other Diginex Group member's ability to bring any claim under or recover under the provisions of this clause 9.

10 Dealing with and voting on the Sale Shares

10.1 The Equity Seller and the Asset Seller hereby declare that for so long as it remains the registered holder of any of the Sale Shares, respectively, after Completion it shall:

(a) hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Buyer and its successors in title; and

(b) deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Buyer or any such successor may direct.

10.2 The Equity Seller and the Asset Seller hereby appoints the Buyer as its lawful attorney for the purpose of doing any act or thing which the relevant Equity Seller and the Asset Seller could, as a member of the Company and Diginex USA, respectively, do (including receiving notices of and attending and voting at all meetings of the Company and Diginex USA) from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company and Diginex USA as the holder of the Sale Shares. For such purpose, the Equity Seller and Asset Seller authorise:

(a) the Company and Diginex USA, respectively, to send any notices in respect of the Sale Shares to the Buyer; and

(b) the Buyer to complete in such manner as it thinks fit consents to short notice and any other document required to be signed by the Equity Seller and the Asset Seller in its capacity as a member.

11 Entire agreement

11.1 Each party acknowledges and agrees for itself that:

(a) the Share and Asset Purchase Documents constitute the entire agreement between the parties and supersede any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Share and Asset Purchase Documents;

(b) by entering into the Share and Asset Purchase Documents, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Share and Asset Purchase Documents or not and whether made in writing or not) other than as expressly set out in the Share and Asset Purchase Documents;

(c) except as otherwise provided in this Agreement, no party may rescind or terminate this Agreement for breach of contract or for negligent or innocent misrepresentation or otherwise; and

(d) nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

12 Further assurances

The Sellers shall at its own cost (and shall use its best endeavours to procure that any third parties shall) promptly execute and deliver to the Buyer such other documents in a form satisfactory to the Buyer, and take such other action, as may in the opinion of the Buyer be required to give to the Buyer the full benefit of all the provisions of this Agreement.

13 Remedies and waivers

The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such right or remedy.

14 Severance

Each provision of this Agreement is severable and distinct from the others and, if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason, that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired, it being the parties' intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law.

15 Alterations

No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.

16 Counterparts

16.1 This Agreement may be executed in any number of counterparts. Each counterpart, when duly exchanged or delivered, is an original, but the counterparts together are one and the same agreement.

16.2 Any counterpart may take the form of an electronic copy of this Agreement and that counterpart:

(a) will be treated as an original counterpart;

(b) is sufficient evidence of the execution of the original; and

(c) may be produced in evidence for all purposes in place of the original.

16.3 The party delivering the electronic counterpart will within seven days of electronic exchange, deliver the wet ink original of that counterpart to the other parties by express courier.

17 Costs

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation, documentation, implementation and completion of this Agreement, all ancillary documents and any transactions in relation to this Agreement

18 Assignment

18.1 Without prejudice to the assignment under clause 3, none of the parties shall be entitled to assign the benefit of any rights under this Agreement, provided that the benefit of any rights under this Agreement (including the Warranties) shall be freely assignable by the Buyer, and, in the event of any such assignment, all references, undertakings and obligations in this Agreement to the Buyer shall be deemed to include its assigns.

18.2 Any purported assignment in contravention of this clause 18 shall be void.

19 Rights of third parties

19.1 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any of its terms.

20 Announcements and confidentiality

20.1 Subject to clause 20.2, no announcement, circular or communication (each an **Announcement**) concerning the existence or content of this Agreement shall be made by any party without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

20.2 Clause 20.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (**Relevant Authority**) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

20.3 Subject to Clause 20.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a) the subject matter and provisions of this Agreement;

(b) the negotiations relating to this Agreement;

(c) the other party; and

(d) (in the case of a Equity Seller, with effect only after Completion) the Company.

20.4 A party may disclose information which would otherwise be confidential if and to the extent:

(a) required by the law of any relevant jurisdiction;

(b) required by any Relevant Authority or Tax Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;

(c) required to vest the full benefit of this Agreement in a party;

(d) disclosure is made to its Representatives, provided that any such Representative is first informed of the confidential nature of the information and such Representative acts in accordance with the provisions of clause 20.3 as if it were a party hereto;

(e) the information has come into the public domain through no fault of that party; or

(f) the other parties have given prior written approval to the disclosure,

provided that any disclosure shall, so far as it practicable, be made only after consultation with the other parties.

21 Notices

21.1 A notice or other communication given under or in connection with this Agreement must be:

(a) in writing;

(b) in the English language; and

(c) sent by the Permitted Method to the Notified Addresses (as defined below).

21.2 The **Permitted Method** means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below.

(1) Permitted Method	(2) Date on which notice deemed given and received
Personal delivery	If left at the Notified Address before 5pm on a Business Day, when left and otherwise on the next Business Day
Ordinary first class pre-paid post or prepaid recorded or special delivery, where the Notified Address is in the same country as that from which the notice is sent	Two Business Days after posting
Ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the Notified Address is in one country and the notice is sent from another	Six Business Days after posting
Email	The time of transmission

21.3 The Notified Addresses of each of the parties is as set out below:

Party	Address	Email Address	Marked for the attention of:
Equity Seller	35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong	*paul.ewing@diginex.com*	Mr Paul Ewing
Buyer	2404, 24/F, World-Wide House, 19 Des Voeux Road Central, Central Hong Kong	*mp@rhino-ventures.com*	Mr Miles Pelham
Lender	2404, 24/F, World-Wide House, 19 Des Voeux Road Central, Central Hong Kong	*miles@pelham-ltd.com*	Mr Miles Pelham

or such other Notified Address as any party may, by notice to the other, substitute for its Notified Address set out above.

22 Governing law

22.1 This Agreement and any non-contractual obligations connected with it shall be governed by Hong Kong law.

22.2 The parties irrevocably agree that all disputes arising under or in connection with this Agreement, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with the law of Hong Kong.

23 Arbitration

23.1 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or the legal relationships established by this Agreement, shall be referred to and finally resolved by arbitration under the Rules of the Hong Kong International Arbitration Centre (the **HKIAC Rules**) in force from time to time, and the HKIAC Rules are deemed to be incorporated by reference to this clause.

23.2 It is agreed that the number of arbitrators shall be one, such arbitrator to be selected pursuant to the HKIAC Rules, the seat or legal place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English.

[*Signature Page to follow*]

IN WITNESS whereof, this Agreement has been executed and delivered as a Deed the day and year first above written.

THE EQUITY SELLER

SIGNED, **SEALED** and **DELIVERED** as a Deed by **LO Yan Ming Gemini** for and on behalf of **DIGINEX SOLUTIONS LIMITED**	))))))))	*Signature of Director*

in the presence of:

Signature of Witness

Witness Name:

Witness Address:

THE COMPANY

SIGNED, **SEALED** and **DELIVERED** as a Deed by)

LO Yan Ming Gemini)

for and on behalf of **DIGINEX SOLUTIONS (HK) LIMITED**)

Signature of Director

in the presence of:

Signature of Witness

Witness Name:

Witness Address:

THE ASSET SELLER

SIGNED, SEALED and **DELIVERED** as a Deed by	)	
Paul Neil Ewing	)	
for and on behalf of **DIGINEX LIMITED**	)	*Signature of Director*

in the presence of:

Signature of Witness

Witness Name: CARISSA CHAN

Witness Address: 37/F Two IFC
8 Finance Street
Central, Hong Kong

DIGINEX USA, LLC

SIGNED as a deed by)
)
Gemini Lo)
)
for and on behalf of **DIGINEX USA, LLC**)
)
)
) *Signature of Director*
)

in the presence of:

Signature of Witness

Witness Name:

Witness Address:

THE BUYER

SIGNED, SEALED and **DELIVERED** as a Deed by **Miles Christian Pelham** for and on behalf of **RHINO VENTURES LIMITED,** in the presence of:

Signature of Witness

Signature of Director

Witness Name: NATALIA PELHAM

Witness Address: BOHEMIAN HOUSE
321 DES VOEUX RD
CENTRAL
HONG KONG

THE LENDER

SIGNED, SEALED and **DELIVERED** as a Deed by **Miles Christian Pelham** for and on behalf of **PELHAM LIMITED,** in the presence of:

Signature of Witness

Signature of Director

Witness Name: NATALIA PELHAM

Witness Address: BOHEMIAN HOUSE
321 DES VOEUX
CENTRAL
HONG KONG

Schedule 1

Information about the Company

Name	Diginex Solutions (HK) Limited
Date and place of incorporation	8 January 2018, Hong Kong
Company number	2635911
Registered office	35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Issued share capital	10,000 ordinary shares of HKD1 each, all of which are fully paid
Director(s)	GEMINI YAN MING LO
Shareholder(s)	Diginex Solutions Limited (100%)

Information about Diginex USA

Name	Diginex USA, LLC
Date and place of incorporation	September 5, 2019, Delaware
Registered office	c/o The Corporation Trust Company, 1209 Orange St., Wilmington, Delaware 19801. The Company's principal place of business is located at One Lincoln Street, 24th Floor, Boston Massachusetts 02111
Authorized units/share capital	100,000 authorized units (Class A Units and Class B Units)
Issued units/share capital	1,000 Class A Units
Director(s)	GEMINI LO
Shareholder(s)	Diginex Limited (100%)

Schedule 2
The Warranties

1 The Sale Shares and Assets

1.1 The shares, details of which are set out opposite "Issued share capital" in Schedule 1 constitute the entire allotted and issued share capital of the Company and Diginex USA. All such shares have been validly allotted and issued in accordance with applicable law and are fully paid up.

1.2 There is no Encumbrance on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Sale Shares.

1.3 All intellectual property and other rights necessary to pursue the Business are the full legal, beneficial and unencumbered property of Diginex Group.

1.4 There is no Encumbrance on, over or affecting the Diginex IPR, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Diginex IPR.

1.5 The Company is validly existing and is a private company limited by shares incorporated under the laws of Hong Kong.

1.6 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital of the Company under any option or other agreement or otherwise howsoever.

2 Powers and obligations of the Sellers

2.1 The Sellers have the right, capacity, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion, and each such document will, when executed, constitute legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms.

2.2 The Equity Seller and the Asset Seller are entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares, respectively, to the Buyer on the terms set out in this Agreement.

2.3 The Asset Seller is entitled to sell, transfer and assign the full legal and beneficial ownership in the Diginex IPR to the Buyer on the terms set out in this Agreement.

2.4 The execution and delivery of, and the performance of obligations under and in compliance with the provisions of, this Agreement by the Sellers will not result in:

(a) a violation of any provision of the articles of association or other constitutional document of the Equity Seller; or

(b) a breach of or a default under any instrument to which the Sellers is a party.

3 Compliance with legal requirements

3.1 All registers and minute books required by law to be kept by the Company have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

3.2 The Company is conducting and has at all times conducted its business in all respects in accordance with all applicable laws and regulations of the Hong Kong and all other jurisdictions in which that the Company does business (including, without limitation, all laws and regulations pertaining to competition matters) and has no liability for any unlawful act committed by any other person.

3.3 The Company has obtained all licences, permissions, consents and other approvals (together **Permits**) and made all filings required for or in connection with the carrying on of its business in the places and in the manner in which business is now carried on; such Permits are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects, and there are no circumstances which exist or indicate that any of such Permits will or may be revoked or not renewed or which may confer a right of revocation.

3.4 The Company has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental or other body, and there are no circumstances likely to give rise to any such investigation or enquiry.

4 Financial and other matters

4.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(a) a Equity Seller, or any person connected with an Equity Seller; or

(b) a Director, or any person connected with a Director.

4.2 The Company has not incurred or agreed to incur any Borrowing to any third party which it has not repaid or satisfied; and the Company has not lent or agreed to lend any money which has not been repaid to it.

4.3 None of the Equity Seller, nor any person connected with the Equity Seller, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.

4.4 The Company is not a party to, nor does the Company has any liability (including any prospective or contingent liability) under any Guarantee. No Guarantee has been issued by any person in respect of any liabilities (actual, prospective or contingent) of the Company.

4.5 Since incorporation, there has been no dividend or distribution of profits or assets which remains unpaid by the Company as at the Completion Date.

5 Ownership and condition of assets

5.1 Upon completion of the Restructuring,

(a) all assets used by the Company in its business are owned by it free from any Encumbrance and are in a good condition and state of repair; and

(b) the Company owns or has the right to use all assets and rights that it needs to carry on its business.

6 Interests in land

The Company has no, nor has it ever had any, right or interest in any real property.

7 Employees and pensions

7.1 The Company has no, nor has it ever had, any employees.

7.2 The Company has never been party to or contributed to any retirement benefit, pension or life assurance scheme or similar arrangement.

8 Intellectual Property Rights, Information Technology and Data Protection

8.1 In this paragraph 8:

Intellectual Property Rights means all or any copyrights, patents, trade marks, trade names, service marks, business names, design rights, database rights, semi-conductor topography rights, rights in undisclosed or confidential information and all other registered or unregistered intellectual property and any applications for any of the same

Information Technology means information technology infrastructure and manuals or other documents relating to such infrastructure.

8.2 After the Restructuring, the Company has the right to use, free from Encumbrances, all Intellectual Property Rights used by it in its business (the **Company's IPR**).

8.3 The use by the Company of the Company's IPR does not infringe the rights of any third party and the Company's IPR is in full force and effect.

8.4 After the Restructuring, the Company owns or has the right to use, free from Encumbrances, all Information Technology used by it or necessary to it in its business.

8.5 All Information Technology used for the solutions business is (and has for the past 6 months been) functioning without any material problems, defects or interruptions.

8.6 The Asset Seller have provided to the Buyer prior to the date of this Agreement details of all data protection registrations, if any, (or notifications, as appropriate) made by the Company and the Company has not received any complaints, enforcement notice or deregistration notice from any person (including any relevant regulator) regarding the storage or use of any data.

9 Litigation

9.1 Neither the Company nor any person for whose acts the Company may be vicariously liable is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings; no such matters are pending or threatened; and there are no circumstances which are likely to give rise to any such matter.

9.2 There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against the Company or any person for whose acts the Company may be vicariously liable.

10 Insolvency

10.1 The Sellers has never become insolvent.

10.2 The Company has not ceased to carry on business, stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things.

10.3 The Company has not been dissolved or entered into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any person with a view to any of those things.

10.4 No circumstances have arisen which are likely to result in a transaction to which the Company is a party being set aside.

11 Accuracy and adequacy of information supplied

11.1 All written information which has been given by the Sellers or any of the directors, officers or professional or other advisers of the Company and Diginex USA to any of the directors, officers or advisers of the Buyer in the course of the negotiations leading to this Agreement is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

11.2 All information relating to the Company and to the Sellers which is known or which would on reasonable enquiry be known to the Sellers and which would materially affect a buyer for value of shares of the Company and Diginex USA has been disclosed to the Buyer in writing.

12 Tax

12.1 All returns, computations, notices, accounts, statement, reports, information and other filings which ought to have been made by or in respect of the Company for any Tax purpose have been properly and punctually submitted to the relevant Tax Authority and when submitted were up-to-date, correct and submitted on a proper basis; none of the information is disputed by the Tax Authority concerned and there is no fact known to the Equity Seller (or any of them), having made all reasonable enquiries, which might give rise to any such dispute.

12.2 All Tax for which the Company is liable, the due date for payment of which is on or before Completion, has been or will be paid on or before Completion. Without limitation, the Company has made all deductions, withholdings or retentions of or on account of Tax as it was or is obliged or entitled to make, and has duly accounted for such amounts to the relevant Tax Authority concerned.

12.3 No Tax Authority has carried out or is at present conducting, any review, audit or investigation into any aspect of the business or affairs of the Company other than of a routine nature, and there is no reason why any such review, audit or investigation should be initiated.

12.4 The Company is and has at all times been resident for Tax purposes in the jurisdiction where it was incorporated, and the Company is not or has never been at any time been treated as resident or liable to Tax in any other jurisdiction for any Tax purposes (including any double tax agreement).

12.5 The Company constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose and is not liable for any Tax as the agent of any other person or business.

12.6 All documents in the possession of the Company or to the production of which the Company is entitled and which attract stamp duty, transfer duty or any similar duties or charges in any country or territory, have been duly stamped and all applicable duties or charges have been duly paid.

12.7 The Company has never entered into any arrangement or transaction or incurred any liability the consideration for which was or will be otherwise than on an arm's length basis, nor has it agreed to do so, in circumstances that the relevant Tax Authority could adjust that the Company's income, profits or capital gains for tax purposes. No such adjustment has been made or attempted to be made by any Tax Authority and the Company has kept full and accurate documentation sufficiently recording the basis used to determine such consideration.

Schedule 3
Completion

Part A: Equity Seller's and Asset Seller's obligations

1 On the Completion Date, the Equity Seller and the Asset Seller shall perform the following business in the order set out below:

(a) deliver to the Buyer each of the following in form and substance reasonably satisfactory to the Buyer:

(i) transfers in respect of the Sale Shares and completed in favour of the Buyer (or as it may direct), together with the certificates for the Sale Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(ii) such other documents as may be required to give a good title to the Sale Shares and to enable the Buyer or its nominees to become the registered holders of them;

(iii) certified copies of the minutes of a duly held meeting of the directors of the Equity Seller and Asset Seller duly authorising the sale of the Sale Shares and the execution of the transfers;

(iv) (as agents for the Company) all its statutory and minute books (written up to the Business Day immediately preceding Completion) and its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and other documents and records including a copy of its articles of association;

(v) bought and sold notes and instrument of transfer in respect of Sale Shares;

and

(b) procure that the Company holds a board meeting at which it is resolved that:

(i) the transfers mentioned in paragraph 1(a)(i) (in the case of the board meeting of the Company) be registered (subject only to their being duly stamped) in the register of members of the Company;

(ii) (if any) all bank mandates in force for the Company be altered in accordance with any instructions given by the Buyer;

(iii) (if requested) the accounting reference date of the Company be altered in accordance with any instructions given by the Buyer.

Part B: Asset Seller's' obligations

2 On or immediately following the Completion Date, the Asset Seller shall perform the following business in the order set out below:

(a) transfer all the employment contracts of Key Personnel to the Company; and

(b) novate (or procure to novate) all Key Contracts to the Company, subject to any prior consent of any third party.

Schedule 4
Taxation

1 **Definitions and interpretation**

1.1 Words and expressions defined in the main body of the Agreement shall (unless the context otherwise requires or they are defined differently below) have the same meaning for the purposes of this Schedule.

1.2 In this Schedule:

Event means any event, supply, occurrence, transaction, receipt, act or omission (or any deemed event, supply, occurrence, transaction, receipt, act or omission) including any change in the residence of any person for Tax purposes, any change in accounting reference date and the sale and purchase of the Sale Shares pursuant to the Agreement or any step taken pursuant to or as contemplated by the Agreement;

profits include income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Tax purposes;

Tax Liability in relation to any person, means:

(a) a liability of that person to make a payment of Tax or to make a payment in respect of Tax where such liability is imposed by law, whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

(b) a liability of that person to make a payment under an agreement, covenant or indemnity (in each case entered into on or before Completion) in respect of Tax, including a payment by way of damages for, or reimbursement of, Tax;

(c) the setting-off against any income, profits or gains which were earned, accrued or received, on or before Completion, or in respect of a period ended on or before Completion, of any Relief which arises as a result of, in respect of or by reference to an Event occurring (or deemed to occur) after Completion in circumstances where, but for such set-off, a person would have had a Tax Liability within (a) above in respect of which the Company or the Buyer would, but for that set-off, have been able to make a claim under this Schedule;

Schedule 5

Definitions and Interpretation

1 In this Agreement, unless the context requires otherwise:

Actions means all actions, proceedings, claims, demands or other legal recourse

Assets means Diginex IPR, employment contracts of Key Personnel and Key Contracts

Borrowings means any indebtedness in respect of any of the following:

(a) monies borrowed;

(b) any debit balances at banks or other financial institutions;

(c) any debenture, bond, loan stock, or other security;

(d) any letter of credit facility;

(e) the acquisition of costs of any asset to the extent payable after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f) leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased; or

(g) amounts raised under any other transaction having the commercial effect of borrowing or raising of money (by way of example, and not by way of limitation, repurchase agreements) whether recorded in the balance sheet or not

Business Day means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Hong Kong

Completion means completion of the sale and purchase of the Sale Shares and Assets by the performance by the parties of their respective obligations under clause 4 and Schedule 3

Completion Date means 15th May 2020 or such other date as the parties mutually agree, but shall be no later than 28th May 2020

Diginex means Diginex Limited, a company registered in Hong Kong (company registration number 2540890) whose registered office is at 35/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong (Diginex and together with its subsidiaries and its affiliates are referred to as **Diginex Group**)

Diginex IPR means all intellectual property rights listed in Exhibit A of this Agreement

Director means a director of any of the Company

Encumbrance means any mortgage, charge, rent charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same)

Guarantee means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee

Key Contracts means all key contracts detailed under Exhibit C of the Agreement

Key Personnel means all key personnel listed in Exhibit B of the Agreement

Loan Agreement means certain loan agreement made on 9th April 2020 between the Asset Seller and the Lender in relation to a facility loan amount up to USD20,000,000, and includes any amendments, modifications and supplements thereto from time to time (including but not limited to the deed of amendment to loan agreement dated 23 April 2020)

Losses means all claims, liabilities, damages, losses (including any direct or indirect consequential losses), costs and expenses

Purchase Price has the meaning set out in clause 4.1

Relief means any loss, allowance, exemption, set-off, deduction, credit or other relief relating to any Tax or to the computation of income, profits or chargeable gains for the purposes of any Tax

Representative means, in relation to any person, its directors, officers, employees, agents, advisers, accountants and/or consultants

Restructuring means (i) transfer and assign of the full legal and beneficial interest in Diginex IPR from the Asset Seller to the Company; (ii) transfer the employment contracts of Key Personnel and (iii) novate the Key Contracts, from Diginex Group to the Company.

Sale Shares means the entire issued share capital of the Company and the entire issued share capital of Diginex USA

Share and Asset Purchase Documents means this Agreement and all documents to be entered into pursuant to this Agreement

Tax means:

(a) all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed, payable to or imposed by any Tax Authority in any country or territory;

(b) all charges, interest, penalties and fines incidental or relating to any Tax falling within (a) above or which arise as a result of the failure to pay any Tax on the due date or to comply with any obligation relating to Tax; or

(c) where the context refers to a repayment of Tax, any interest, repayment supplement or equivalent which relates to any repayment of or Relief in respect of Tax

Tax Authority means any revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person, of any country or territory

Tax Warranties means the Warranties contained in paragraph 12 of Schedule 2

Transaction means the proposed acquisition of the Sale Shares and Assets by the Buyer

USD means the United States dollar, the currency of the United States of America

Warranties means the representations and warranties set out in Schedule 2.

2 In this Agreement, unless the context requires otherwise:

(a) a document expressed to be in the **agreed form** means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification;

(b) the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(c) references to **clauses** and **Schedules** are to clauses of, and Schedules to, this Agreement and references to this Agreement include its Schedules;

(d) words importing the singular include the plural and *vice versa*, words importing a gender include every gender and references to a **person** include an individual, corporation, partnership, any unincorporated body of persons and any government entity; and

(e) references to making or calculating any payment to a person in respect of any Losses shall be construed as requiring that the calculation of the amount payable shall take into account (i) the amount of any relief, credit or allowance available for tax purposes to the person suffering such Losses and any reduction of tax otherwise payable by such person which, in each case, arises as a result of the matter giving rise to such payment and (ii) the amount of any tax which is payable by such person in respect of the receipt of or the right to receive such amount.

Exhibit A

List of Intellectual Properties

Trade Marks Applications / Registrations in the name of Diginex Limited

1. Trade Mark: DIGINEX

Country	Trade Mark	Classes	Application No.	Application Date	Registration No.	Registration Date	Status
Hong Kong	DIGINEX Diginex diginex	09, 35, 36, 42	304450248	06-Mar-2018	304450248	06-Mar-2018	Registered
US	DIGINEX	09, 35, 36, 42	87/837,440	16-Mar-2018	---	---	Published
Switzerland	DIGINEX	09, 35, 36, 42	70762/2018	19-Mar-2018	722244	09-Oct-2018	Registered
Germany	DIGINEX	09, 35, 36, 42	30 2018 103 221.4	21-Mar-2018	30 2018 103 221	29-Nov-2018	Registered
Sweden	DIGINEX	09, 35, 36, 42	2018/01964	21-Mar-2018	551321	24-Apr-2019	Registered
Japan	DIGINEX	09, 35, 36, 42	2018-038489	27-Mar-2018	6140452	26-04-2019	Registered
United Kingdom	DIGINEX	09, 35, 36, 42	UK00003302777	10-Apr-2018	UK00003302777	10-Apr-2018	Registered
Australia	DIGINEX	09, 35, 36, 42	1935674	21-Jun-2018	---	---	Examination Report Received
Singapore	DIGINEX	09, 35, 36, 42	40201811986S	21-Jun-2018	40201811986S	21-June 2018	Registered
Taiwan	DIGINEX	09, 35, 36, 42	107040583	26-Jun-2018	---	---	Registered
Republic of Korea	DIGINEX	09, 35, 36, 42	40-2018-0095971	12-Jul-2018	---	---	Registered
China	DIGINEX	09, 35, 36, 42	32459698	25-Jul-2018	---	---	TRAB Review Pending

2. Trade Mark: DIGINEX Logo

Country	Trade Mark	Classes	Application No.	Application Date	Registration No.	Registration Date	Renewal Date	Status
Hong Kong	(A) (B)	36	304435975	15-Feb-2018	304435975	15-Feb-2018	14-Feb-2028	Registered
Hong Kong	(A) (B)	09, 35, 42	304734702	14-Nov-2018	304734702	14-Nov-2018	13-Nov-2028	Registered
US		09,35,36,42	88/200,855	20-Nov-2018	---	---	---	Pending further Examination
Switzerland		09,35,36,42	81560/2018	14-Nov-2018	732234	13-June-2019	14 Nov-2028	Registered
Japan		09,35,36,42	2018-142867	19-Nov-2018	---	---	---	Pending
EU		09,35,36,42	017987653	19-Nov-2018	017987653	19-Nov-2018	19-Nov-2028	Registered
Australia		09,35,36,42	1968958	15-Nov-2018	---	---	---	Awaiting the certificate of registration
Singapore	(series)	09,35,36,42	40201823683U	15-Nov-2018	---	---	---	Pending Further examination
Taiwan		09,35,36,42	107074843	20-Nov-2018	---	---	---	Pending Further examination
Republic of Korea		09,35,36,42	40-2018-0165885	27-Nov-2018	---	---	---	Examined. Awaiting approval in class 35 and 36
China		09,35,36,42	To be assigned	6-Dec-2018	---	---	---	Refused
China	DIGINEX	9, 35, 36, 42						Pending examination
Republic of Korea	DIGINEX	9, 42						Awaiting filing report

3. Software:

Type	Owner	Name	Description
Proprietary software	Diginex Limited	Data integrity storage platform	store documents on BC
Proprietary software	Diginex Limited	Anti-slavery contract platform	store migrant worker employment contracts on BC
Proprietary	Diginex Limited	eMin IPR	-

4. Brand: eMin

Type	Owner	brand	Status
Brand	Diginex Limited	eMin	Unregistered

5. Web domains

diginex.asia
diginex.biz
diginex.cc
diginex.ch
diginex.cn
diginex.co.uk
diginex.com
diginex.com.cn
diginex.company
diginex.dev
diginex.email
diginex.es
diginex.info
diginex.io
diginex.it
diginex.live
diginex.market
diginex.me
diginex.mobi
diginex.net
diginex.net.cn

diginex.nl
diginex.org
diginex.se
diginex.shop
diginex.solutions
diginex.tech
diginex.technology
diginex.tw
diginex.us
diginex.vip
diginexsolutions.com
eminproject.com

6. Email domain

@diginex.com

Exhibit B

KEY PERSONNEL

1. Mark Blick (Head of Commercials)
2. Gray Bridges (Head of Tech);
3. Jessica Camus (Head of ESG);
4. Sean Hung
5. Wei >>>>
6. Adam Barker (CSO);
7. Michal Benedykcinski (Strategy Dept);
8. Miles Pelham (Chairman/CEO)
9. Zach Applegate (Strategy)
10. Christian Thierfelder (CRO)
11. Arman Fatahi
12. Kar Yee Connie Leung
13. Man Hong (Marco) Cheung
14. Radik (Adam) Nurgaliev
15. Gemini Lo

Exhibit C

KEY CONTRACTS

1. Mekong Club_Diginex_eMin British Embassy (phase 1 & phase 2);
2. International Organization for Migration (UN)_Diginex_Service Agreement (signed)(UN);
3. Coca Cola_Diginex_POl;
4. Coca Cola_Diginex_PO2;
5. GFEMS_Diginex_Service Agreement;
6. Verifik8 services agreement (Diginex Solutions Limited);
7. Provident bank consulting services agreement;
8. Mekong & Verifik8_Diginex_MOU;
9. International Organization for Migrant (UN)_ Diginex_MOU;
10. Mattel_Diginex_MOU; and
11. Tezos & Tocqueville_Diginex_MOU.